                                                                Exhibit (a)(8)

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     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal. The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would violate that jurisdiction's laws. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by Credit Suisse First Boston Corporation ("Credit Suisse First Boston") or Donaldson, Lufkin & Jenrette Securities Corporation ("Donaldson, Lufkin & Jenrette"), or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                     Notice of Offer to Purchase for Cash

                                      by

                               AMP INCORPORATED

                                      of

                  Up to 30,000,000 Shares of its Common Stock
            (Including the Associated Common Stock Purchase Rights)

                                      at

                               $55 NET PER SHARE

     AMP Incorporated, a Pennsylvania corporation (the "Company"), invites its shareholders to tender up to 30,000,000 shares of its common stock and the associated common stock purchase rights (collectively, the "Shares"), to the Company at a price of $55 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 9, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

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THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 20, 1998, UNLESS THE OFFER IS
EXTENDED.
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     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING
TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH
IN THE OFFER TO PURCHASE INCLUDING THE COMPANY'S HAVING OBTAINED SUFFICIENT FINANCING FOR THE PURCHASE OF SHARES AND ALL CONDITIONS TO SUCH FINANCING, OTHER THAN THE PURCHASE OF SHARES PURSUANT TO THE OFFER, BEING SATISFIED ON OR PRIOR
TO THE EXPIRATION DATE OF THE OFFER.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

     The Company will pay the purchase price for up to 30,000,000 Shares validly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn, upon the terms and subject to the conditions of the Offer including the proration terms described in the Offer. The term "Expiration Date" means 12:00 Midnight, New York City time, on November 20, 1998, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company reserves the right, in its sole discretion and subject to applicable law, to purchase more than 30,000,000 Shares pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered and not properly withdrawn when, as and if it gives oral or written notice to ChaseMellon Shareholder Services L.L.C. (the "Depositary") of its acceptance of
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

such Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and any other required documents.

     The purpose of the Offer is to allow shareholders to sell a portion of their Shares at a price far in excess of the price being offered by AlliedSignal Inc. in connection with its tender offer and thereby be in a position to realize in the near term a portion of the benefits which the Company expects to generate through the implementation of its plan to significantly improve profits, the first elements of which were announced in June of this year and are currently being implemented.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving notice of such extension to the Depositary and making a public announcement thereof. Subject to certain conditions set forth in the Offer to Purchase, the Company also expressly reserves the right to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment.

     Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless accepted for payment by the Company as provided in the Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on December 8, 1998. For a withdrawal to be effective, the Depositary must receive a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE SHAREHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER.

     These materials are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list (or, if applicable, who are listed as participants in a clearing agency's security position listing) for transmittal to beneficial holders of Shares.

     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated by reference herein.

     Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers as set forth below:

                    The Information Agent for the Offer is:

                             ---------------------
                                   INNISFREE
                             ---------------------
                               M&A Incorporated
                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
                         CALL TOLL FREE:(888) 750-5834
                 BANKS AND BROKERS CALL COLLECT:(212) 750-5833

                    The Dealer Managers for the Offer are:

CREDIT SUISSE FIRST BOSTON                          DONALDSON, LUFKIN & JENRETTE

    Eleven Madison Avenue                                277 Park Avenue
New York, New York 10010-3629                       New York, New York 10172
 (800) 881-8320 (toll free)                         (877) 893-0576 (toll free)



October 9, 1998